EXHIBIT 10.1

     Summary of Termination of Consulting Agreement with Richard A. McKinnon

Effective as of September 30, 2007, Online Vacation Center Holdings Corp. ("the Company") terminated its month-to-month consulting agreement with Richard A. McKinnon., the Company's Chairman. Under this agreement, Mr. McKinnon had received $10,000 per month for consulting services.




















































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